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                                                                     EXHIBIT 5.2

                       CADWELL SANFORD DEIBERT & GARRY LLP
                                     LAWYERS

Joe W. Cadwell                                                                                            Telephone
Steven W. Sanford                                   River Centre                                     (605) 336-0828
Douglas M. Deibert                         200 East 10th Street, Suite 200
William C. Garry                           Sioux Falls, South Dakota 57104                               Telecopier
Scott Perrenoud*                                                                                     (605) 336-6036
Stephen C. Landon                                 Mailing Address:
Brett A. Lovrien*+                                  P.O. Box 1157                           Writer's E-Mail Address
Michael A. Henderson                    Sioux Falls, South Dakota 57101-1157
James S. Simko
Anne Marie Feiock**                                                                             ssanford@cadlaw.com
Shawn M. Nichols

* Also admitted in Iowa
**Also admitted in Nebraska
+ Also admitted in Minnesota




July 12, 2006



Board of Directors
VeraSun Energy Corporation
100 22nd Avenue
Brookings, SD 57006

Dear Directors:

We have acted as special South Dakota counsel to VeraSun Energy Corporation, a South Dakota corporation (the "Company") and VeraSun Aurora Corporation, a South Dakota corporation (the "South Dakota Guarantor") in connection with certain South Dakota corporate issues subsidiary to, but not including, the registration by the Company under the Securities Act of 1933 (the "Act") of $210,000,000 aggregate principal amount of 9 7/8% Senior Secured Notes due 2012 (the "Notes") and the registration of the Guarantees endorsed on the Notes by certain guarantors including the South Dakota Guarantor (the "Guarantees"), all of which were issued under an Indenture, dated as of December 21, 2005, as supplemented on May 4, 2006 (the "Indenture"), between the Company, the Subsidiary Guarantors, and Wells Fargo Bank, N.A., as Trustee. We have reviewed the corporate actions of the Company in connection with this matter and have examined the Registration Statement filed by the Company under the Act with the Securities and Exchange Commission on June 22, 2006 (the "Registration Statement"), those documents, corporate records, certificates of the South Dakota Secretary of State, and other instruments we deem necessary for purposes of this opinion.



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Based on the foregoing, it is our opinion that:

     1. Each of the Company and the South Dakota Guarantor has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of South Dakota, and has the corporate power and authority to carry on its business as described in the Registration Statement and to own, lease and operate its properties as described therein.

     2. The Notes and Guarantees have been duly authorized by all necessary corporate action of the Company and the South Dakota Guarantor, to the extent party thereto.

This opinion is based solely upon the general corporate laws of South Dakota, excluding any securities or blue sky laws. While this opinion is directed to you, we also authorize Stoel Rives LLP to rely hereon for its opinion in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Cadwell Sanford Deibert & Garry LLP
Cadwell Sanford Deibert & Garry LLP